Exhibit 13.1

CERTIFICATIONS

The certifications set forth below are being submitted in connection with the Annual Report on Form 20-F for the year ended December 31, 2015 (the “Report”) for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.

Fanrong Li, the Chief Executive Officer and Hua Zhong, the Chief Financial Officer of CNOOC Limited, each certifies that, to the best of his knowledge:

1.	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of CNOOC Limited.

Date: April 21, 2016

By:	/S/Fanrong Li
Name: Fanrong Li
Title: Chief Executive Officer and President

By:	/S/Hua Zhong
Name: Hua Zhong
Title: Chief Financial Officer